EXHIBIT 11.1

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                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1999             1998
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $     230.9     $     152.8
Less dividends on preferred shares              (     34.8)     (     53.3)
                                               -----------     -----------
Net income available to common stockholders    $     196.1     $      99.5
                                               ===========     ===========

Weighted average shares                        266,850,230     249,703,734
                                               ===========     ===========
Basic earnings per share                       $       .73     $       .40
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders $ 196.1 $ 99.5 Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                .3              .8
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $     196.4     $     100.3
                                               ===========     ===========

Weighted average shares                        266,850,230     249,703,734
Plus incremental shares from assumed
  conversions
  Employee stock plans                          10,447,720      10,761,749
  8 1/4% Convertible Notes due 2006              1,635,709       4,031,138
                                               -----------     -----------
Adjusted weighted average shares               278,933,659     264,496,621
                                               ===========     ===========
Diluted earnings per share                     $       .70     $       .38
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                      36,845,825      47,450,133


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